UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A2

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2010

Commission File Number: 000-50502

PREMIER ALLIANCE GROUP, INC
(Exact Name of registrant as Specified in Its Charter)

Nevada	20-0443575
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4521 Sharon Road
Suite 300
Charlotte, North Carolina 28211
(Address of principal executive offices)

(704) 521-8077
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 3 - Securities and Trading Markets

Item 3.02.Unregistered Sales of Equity Securities.

On June 24, 2010, the Registrant completed its private placement pursuant to a Term Sheet dated April 12,2010 ("Term Sheet") and closed on an additional 1.25 units of its securities.  Each unit (“Unit”) consists of 80,000 shares of the Registrant’s 7% Series B Convertible Preferred Stock (“Preferred Stock”) and 60,000 warrants (“Warrants”).  Accordingly, the Registrant will issue an aggregate of 100,000 shares of Preferred Stock and 75,000 Warrants to investors.  The Registrant sold the Units to accredited investors, as that term is defined in Rule 501 of the Securities Act of 1933, as amended (the “Act”), pursuant to Regulation D of the Act and Rule 506 promulgated thereunder.   Based on the purchase price of $56,000 per Unit, the Registrant raised gross proceeds of $70,000, paid commissions to a registered broker totaling $5,600 and issued 5,600 Warrants for net proceeds of $64,400.

In Total, pursuant to the Term Sheet, the Registrant (a) has raised gross proceeds of $672,000, (b) paid commissions of $53,760 and issued 53,760 Warrants to a registered broker for total net proceeds of $618,240, and (c) issued 960,000 shares of Preferred Stock and 720,000 Warrants to investors.

The Preferred Stock (a) pays interest at 7% per annum, (b) is convertible into the Registrant’s common stock at a conversion value of 0.77, subject to customary adjustments, (c) is automatically converted into common stock should the price of the Company’s common stock exceed $2.50, and (d) provides full ratchet anti-dilution for a period of one year from the closing date.

The Warrants are exercisable for a period of five years commencing on the closing date at an exercise price of $0.77 per share.  The shares underlying the Warrants have registration rights and the Registrant will undertake to register such shares within 60 days of the closing date, though there can be no assurance such registration statement will ever be declared effective by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PREMIER ALLIANCE GROUP, INC.
(Registrant)
DATE: June 25, 2010	By:	/s/ Mark S. Elliott
Mark S. Elliott
President